Exhibit 3.1

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "YOTTA ACQUISITION CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF AUGUST, A.D. 2024, AT 6:18 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5415612 8100
SR# 20243493884

Authentication: 204226469
Date: 08-22-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

DocuSign Enve l ope ID: 6434DCB5 - C2A7 - 4C62 - 8853 - 31 855E983FF6 AMENDMENT NO. 3 TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF YOTTA ACQUISITION CORPORATION August 22, 2024 Yotta Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware ( the " Corporation "), DOES HEREBY CERTIFY AS FOLLOWS : 1. The name of the Corporation is " Yotta Acquisition Corporation" The original certificate of incorporation (the " Original C ertificate '') was filed with the Secretary of State of the State of Delaware on March 8 , 2021 . 2. On April 19 , 2022 , in connection with the IPO, the Company filed its Amended and Restated Certificate of Incorporation, which was subsequently amended on April 1 9 , 2023 and September 22 , 2023 (the " Amended and Restated C ertificate'' ) . 3. This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware . 4. The text of paragraph E of Article Sixth is hereby amended and restated to read in full as follows: " In the event that the Corporation does not consummate a Business Combination by October 22 , 2025 ( such date being referred to as the ''Termination Date ' '), the Corporation shall ( i ) cease all operations except for the purposes of winding up, ( ii ) as promptly as reasonably possible but not more than ten business days thereafter redeem 100 % of the IPO Shares for cash for a redemption price per share as described below ( which redemption will completely extinguish such holders' rights as stockholders, including the right to receive further liquidation distributions, if any ), subject to applicable law, and ( iii ) as promptly as reasonably possible following such redemption, subject to approval of the Corporation ' s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the board of directors pursuant to Section 275 (a ) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275 (a ) of the GCL, dissolve and liquidate the balance of the Corporation ' s net assets to its remaining stockholders, as part of the Corporation' s plan of dissolution and liquidation, subject (in the case of ( ii ) and ( iii ) above ) to the Corporation ' s obligations under the GCL to provide for claims of creditors and other requirements of applicable law . I n such event, the per share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes divided by the total number of IPO Shares then outstanding" IN WITNESS WHEREOF, Yotta Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above . Yotta Acquisition C [ [ t£N By: Name: Title: Hui Chen Chief Executive Officer and Director State of Delaware Secretary of State Division of Corpor a tions Delivered 06 : 1 8 PM 0 8 / 2 2 / 2 024 FILED 06:18 PM 0 8 /22/ 2 024 SR 20243493884 - File Number 5415612